Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, January 17, 2025 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the quarterly payment period ended December 31, 2024.

Unitholders of record on January 30, 2025 will receive a distribution amounting to $1,445,000 or $0.085 per unit, payable February 13, 2025.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	109,158
Natural gas (Mcf)	66,598
Total (BOE)	120,258
Average sales prices:
Oil (per Bbl)	$67.71
Natural gas (per Mcf)	$2.57
Gross proceeds:
Oil sales	$7,390,709
Natural gas sales	170,909
Total gross proceeds	$7,561,618
Costs:
Lease operating expenses	$3,431,201
Production and property taxes	842,349
Development expenses	914,543
Total costs	$5,188,093
Net proceeds	$2,373,525
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$1,898,820
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$1,898,820
Provision for current estimated Trust expenses	(453,820)
Net cash proceeds available for distribution	$1,445,000

This press release contains forward-looking statements. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2024. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
(713) 483-6020
601 Travis Street, Floor 16, Houston, TX 77002